Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the preliminary proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 30, 2023, relating to the financial statements of Golden Arrow Merger Corp., which include an explanatory paragraph relating to Golden Arrow Merger Corp.’s ability to continue as a going concern, which is contained in that joint proxy statement/ prospectus. We also consent to the reference to our Firm under the caption “Experts” in the joint proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 2, 2024